Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
	One Financial Center
	Boston, Massachusetts 02111

1825 Eye Street, N.W.	Telephone: 617/542-6000
Washington, D.C. 20006	Telex: 94-0198
Telephone: 202/293-0500	Fax: 617/542-2241
Fax: 202/293-4227


	Direct Dial Number
	617/348-1669


							February 15, 1996



Northeast Investors Growth Fund
50 Congress Street, Room 1000
Boston, Massachusetts 02109

Dear Sirs:

  	We are furnishing this opinion and consent to the use of our name with a view to your filing the same or duplicates thereof with the Securities and
 Exchange Commission, Washington, D.C., in connection with the filing of a
 Rule 24f-2 Notice by you with said Commission with which this opinion or duplicates thereof are to be filed.  Said Rule 24f-2  Notice is being filed pursuant to the election made by Northeast Investors Growth Fund to register an indefinite number of shares of beneficial interest ("Shares") in Northeast
 Investors Growth Fund.
  	We act as your general legal counsel and have examined all such records, papers and documents as we believe necessary in order to enable us to render the opinion set forth below.

  	On the basis of the foregoing we are of the opinion that:

  	1.	Northeast Investors Growth Fund (the "Fund") was duly organized and is a lawfully existing business trust under the laws of the Commonwealth of
 Massachusetts.

  	2.	The Fund has authorized capital stock consisting of an unlimited number of shares of beneficial interest without par value.

  	3.	The 6,723,415 Shares which were sold by the Fund and the 2,021,120 shares issued to shareholders in reinvestment of distributions in the fiscal year ended December 31, 1995 were legally and validly issued, fully paid and nonassessable.

							Very truly yours,



							MINTZ, LEVIN, COHN, FERRIS,
							  GLOVSKY AND POPEO, P.C.













Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.


Northeast Investors Trust
February 15, 1996
Page 2